                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          BAY VIEW CAPITAL CORPORATION

                                       AND

                            GREAT LAKES BANCORP, INC.




                                October 26, 2005

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I  -  CERTAIN DEFINITIONS.............................................................................           1
     1.1      Certain Definitions.............................................................................           1
ARTICLE II  -  THE MERGER.....................................................................................           8
     2.1      The Merger......................................................................................           8
     2.2      Effective Date and Effective Time; Closing......................................................           9
ARTICLE III  -  MERGER CONSIDERATION; EXCHANGE PROCEDURES.....................................................          10
     3.1      Conversion of Shares............................................................................          10
     3.2      Fractional Shares...............................................................................          11
     3.3      Exchange Procedures.............................................................................          11
     3.4      Withholding Rights..............................................................................          13
     3.5      GLB Options.....................................................................................          13
ARTICLE IV  -  ACTIONS PENDING CLOSING........................................................................          14
     4.1      Forbearances of GLB.............................................................................          14
     4.2      Forbearances of BVCC............................................................................          15
ARTICLE V  -  REPRESENTATIONS AND WARRANTIES..................................................................          17
     5.1      Disclosure Schedules............................................................................          17
     5.2      Representations and Warranties of GLB...........................................................          17
     5.3      Representations and Warranties of BVCC..........................................................          32
ARTICLE VI  -  COVENANTS......................................................................................          48
     6.1      Commercially Reasonable Efforts.................................................................          48
     6.2      Stockholder Meetings............................................................................          48
     6.3      Registration Statement..........................................................................          49
     6.4      Regulatory Filings..............................................................................          50
     6.5      Press Releases..................................................................................          51
     6.6      Access; Information.............................................................................          51
     6.7      Affiliates......................................................................................          52
     6.8      Certain Actions.................................................................................          52
     6.9      NYSE Listing....................................................................................          55
     6.10     Indemnification.................................................................................          55
     6.11     Benefit Plans...................................................................................          57
     6.12     Notification of Certain Matters.................................................................          58
     6.13     Regulatory Conditions...........................................................................          58
     6.14     Exemption From Liability Under Section 16(b)....................................................          59
     6.15     GLB Voting Agreements...........................................................................          59



                                      (i)

                                                                                                                     Page
                                                                                                                     ----
     6.16     Financial Reports Prior to the Closing Date.....................................................          59
     6.17     Tax Returns Prior to the Closing Date...........................................................          60
     6.18     BVCC Registration as a Bank Holding Company.....................................................          60
ARTICLE VII  -  CONDITIONS TO CONSUMMATION OF THE MERGER......................................................          60
     7.1      Conditions to Each Party's Obligation to Effect the Merger......................................          60
     7.2      Conditions to Obligation of GLB.................................................................          62
     7.3      Conditions to Obligation of BVCC................................................................          62
ARTICLE VIII  -  TERMINATION..................................................................................          63
     8.1      Termination.....................................................................................          63
     8.2      Effect of Termination...........................................................................          65
ARTICLE IX  -  MISCELLANEOUS..................................................................................          65
     9.1      Survival........................................................................................          65
     9.2      Waiver; Amendment...............................................................................          65
     9.3      Counterparts....................................................................................          65
     9.4      Governing Law...................................................................................          65
     9.5      Expenses........................................................................................          65
     9.6      Notices.........................................................................................          66
     9.7      Entire Understanding; No Third Party Beneficiaries..............................................          67
     9.8      Severability....................................................................................          67
     9.9      Enforcement.....................................................................................          67
     9.10     Interpretation..................................................................................          67
     9.11     Assignment......................................................................................          68

ANNEX A --  Form of Affiliate Letter..........................................................................         A-1
ANNEX B --  Form of GLB Voting Agreement......................................................................         B-1
ANNEX C --   Form of Amendment to BVCC Certificate of Incorporation...........................................         C-1
ANNEX D --  Form of Amendment to Bylaws of GLB................................................................         D-1


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2005 (this "Agreement"), between Bay View Capital Corporation ("BVCC") and Great Lakes Bancorp, Inc. ("GLB").

                                    RECITALS

     A. GLB. GLB is a Delaware corporation, having its principal place of business in Buffalo, New York.

     B. BVCC. BVCC is a Delaware corporation, having its principal place of business in San Francisco, California.

     C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a "plan of reorganization" within the meaning of Section 1.368-1(c) of the Treasury Regulations.

     D. Board Action. The respective Boards of Directors of BVCC and GLB have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" has the meaning set forth in Section 6.8(e)(i).

     "Affiliate" means an "affiliate" for the purposes of Rule 144(a) under the Securities Act.

     "Affiliate Letter" has the meaning set forth in Section 6.7.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

     "ALCO" has the meaning set forth in Section 6.6(f).

     "Average Closing Price" shall mean the average of the closing price of BVCC Common Stock on the NYSE for the 20 trading days ending with the fifth trading day prior to the Closing Date.

     "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

     "Bank Regulatory Authority" means the Federal Reserve Board, the OCC, the FDIC, the Department and any other state or federal bank regulatory agency charged with the supervision or regulation of GLB, GLB Bank or BVCC or the insurance of the deposits of GLB Bank.

     "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

     "Benefit Plans" has the meaning set forth in Sections 5.2(m)(i) and 5.3(m)(i) in the case of GLB and BVCC, respectively.

     "Break-up Fee" has the meaning set forth in Section 6.8(f).

     "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

     "BVAC" means Bay View Acceptance Corporation.

     "BVCC" has the meaning set forth in the preamble to this Agreement.

     "BVCC Approval Recommendation" has the meaning set forth in Section 6.2(b).

     "BVCC Board" means the Board of Directors of BVCC.

     "BVCC Bylaws" means the Bylaws of BVCC, as amended.

     "BVCC Certificate" means the Certificate of Incorporation of BVCC, as amended.

     "BVCC Common Stock" means the common stock, par value $.01 per share, of BVCC.

     "BVCC Designees" has the meaning set forth in Section 2.1(d).

     "BVCC Disclosure Schedule" has the meaning set forth in Section 5.1.

     "BVCC Group" means any "affiliated group," as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code that includes BVCC and its Subsidiaries or any predecessor of or any successor to BVCC or to another such predecessor or successor.

     "BVCC Loan Property" has the meaning set forth in Section 5.3(o)(i).

     "BVCC Majority Vote" has the meaning set forth in Section 5.3(e).

     "BVCC Material Contracts" has the meaning set forth in Section 5.3(k)(i).

     "BVCC Meeting" has the meaning set forth in Section 6.2(b).

     "BVCC Option" means an option to purchase BVCC Common Stock.

     "BVCC Preferred Stock" means the preferred stock, par value $.01 per share, of BVCC.

     "BVCC Regulatory Authorities" has the meaning set forth in Section
5.3(i)(i).

     "BVCC Securities Documents" has the meaning set forth in Section
5.3(g)(iv).

     "Certificate" means any certificate that immediately prior to the Effective Time represented shares of GLB Common Stock.

     "Certificate of Merger" has the meaning set forth in Section 2.2(a).

     "Change in BVCC Recommendation" has the meaning set forth in Section
6.8(b).

     "Change in GLB Recommendation" has the meaning set forth in Section 6.8(b).

     "Closing" and "Closing Date" have the meanings set forth in Section 2.2(b).

     "Code" has the meaning set forth in the recitals to this Agreement.

     "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

     "Confidentiality Agreements" has the meaning set forth in Section 6.6(c).

     "Continuing Directors" has the meaning set forth in Section 2.1(d).

     "Department" means the Department of Banking of the State of New York.

     "DGCL" means the Delaware General Corporation Law.

     "Derivatives Contract" has the meaning set forth in Section 5.2(q).

     "DOL" means the Department of Labor.

     "Effective Date" has the meaning set forth in Section 2.2(a).

     "Effective Time" has the meaning set forth in Section 2.2(a).

     "Environmental Laws" has the meaning set forth in Sections 5.2(o)(i) or 5.03(o)(i) in the case of GLB and BVCC, respectively.

     "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

     "Equity Security" means (i) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate, (ii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction and (iii) any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by any Bank Regulatory Authority to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Sections 5.2(m)(iii) and 5.3(m)(iii) in the case of GLB and BVCC, respectively.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" means such entity selected by BVCC to effect the exchange of GLB Common Stock for BVCC Common Stock.

     "Exchange Fund" has the meaning set forth in Section 3.3(a).

     "Exchange Ratio" has the meaning set forth in Section 3.1(a).

     "Fair Housing Act" means the Fair Housing Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Act" means the Federal Reserve Act, as amended.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles and practices as in effect from time to time in the United States.

     "GLB" has the meaning set forth in the preamble to this Agreement.

     "GLB Approval Recommendation" has the meaning set forth in Section 6.2(a).

     "GLB Bank" means Greater Buffalo Savings Bank, a New York-chartered stock savings bank and wholly owned subsidiary of GLB.

     "GLB Board" means the Board of Directors of GLB.

     "GLB Bylaws" means the Bylaws of GLB, as amended.

     "GLB Certificate" means the Certificate of Incorporation of GLB, as amended.

     "GLB Common Stock" means the common stock, par value $.001 per share, of GLB.

     "GLB Disclosure Schedule" has the meaning set forth in Section 5.1.

     "GLB Group" means any "affiliated group", as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes GLB and its Subsidiaries or any predecessor of or any successor to GLB, or to another such predecessor or successor.

     "GLB Insiders" means those officers, directors and 10% or greater stockholders of GLB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     "GLB Loan Property" has the meaning set forth in Section 5.2(o)(i).

     "GLB Majority Vote" has the meaning set forth in Section 5.2(e).

     "GLB Material Contracts" has the meaning set forth in Section 5.2(k)(i).

     "GLB Meeting" has the meaning set forth in Section 6.2.

     "GLB Options" means the options to acquire GLB Common Stock issued under the GLB Stock Option Plans.

     "GLB Regulatory Authorities" has the meaning set forth in Section
5.2(i)(i).

     "GLB Securities Documents" has the meaning set forth in Section 5.2(g)(i).

     "GLB Stock Option Plans" means the Greater Buffalo Savings Bank 2000 Stock Option Plan and the Greater Buffalo Savings Bank 2002 Stock Option Plan.

     "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     "Hazardous Substance" has the meaning set forth in Section 5.2(o)(iii).

     "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act, as amended.

     "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

     "Insurance Amount" has the meaning set forth in Section 6.10(c).

     "Insurance Policies" has the meaning set forth in Sections 5.2(w) and 5.3(w) in the case of GLB and BVCC, respectively.

     "IRS" means the Internal Revenue Service.

     "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

     "Loans" has the meaning set forth in Sections 5.2(r) and 5.3(r) in the case of GLB and BVCC, respectively.

     "Material Adverse Effect" means, for the purposes of Sections 7.2(e), 7.3(e) and 8.1(b) of this Agreement, with respect to BVCC or GLB (i) any effect that individually or in the aggregate is material and adverse to the financial position, results of operations or business of BVCC and its Subsidiaries taken as a whole or GLB and its Subsidiaries taken as a whole, as the case may be, or
(ii) any effect that would materially impair the ability of any of BVCC and its Subsidiaries or GLB and its Subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal or state savings institutions and their holding companies generally, (c) public disclosure of the Transaction contemplated hereby, (d) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (e) any action or omission of GLB or BVCC taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction, including the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale which draft definitive agreement has been made available to GLB in a redacted format. Notwithstanding the foregoing, "Material Adverse Effect" means, for the purposes of Sections 5.2, 5.3 and 6.12 of this Agreement, any effect that individually or in the aggregate involves more than $1,000,000.

     "Merger" has the meaning set forth in Section 2.1(a).

     "Merger Consideration" means the number of whole shares of BVCC Common Stock plus cash in lieu of any fractional share interest into which shares of GLB Common Stock shall be converted pursuant to the provisions of Article III.

     "NASD" means the National Association of Securities Dealers, Inc.

     "National Labor Relations Act" means the National Labor Relations Act, as amended.

     "NYSE" means The New York Stock Exchange, Inc.

     "OREO" means other real estate owned.

     "Payment Event" has the meaning set forth in Section 6.8(g).

     "Pension Plan" has the meaning set forth in Sections 5.2(m)(ii) and 5.3(m)(ii) in the case of GLB and BVCC, respectively.

     "Person" means a natural Person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise or any person acting in a representative capacity.

     "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

     "Proxy Statement" has the meaning set forth in Section 6.3(a).

     "Registration Statement" has the meaning set forth in Section 6.3(a).

     "Representatives" has the meaning set forth in Section 6.8(a).

     "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

     "SEC" means the Securities and Exchange Commission.

     "Section 16 Information" means information accurate in all respects regarding the GLB Insiders, the number of shares of GLB Common Stock held by each such GLB Insider and the number and description of the GLB Options held by each such GLB Insider.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary" has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" has the meaning set forth in Section 6.8(e)(ii).

     "Surviving Corporation" has the meaning set forth in Section 2.1(a).

     "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

     "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

     "Third Party" has the meaning set forth in Section 6.8(g)(iii).

     "Transaction" means the Merger and any other transactions contemplated by this Agreement.

     "Treasury Shares" means shares of GLB Common Stock held by GLB or any of its Subsidiaries or by BVCC or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith or shares as to which dissenters' appraisal rights have been perfected.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger.

          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GLB shall merge with and into BVCC in accordance with the applicable provisions of the DGCL (the "Merger"), the separate corporate existence of GLB shall cease and BVCC shall survive and continue to exist as a corporation incorporated under the DGCL. BVCC, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation".

          (b) Name. The name of the Surviving Corporation shall be "Great Lakes Bancorp, Inc.".

          (c) Certificate of Incorporation and Bylaws. The certificate of incorporation of the Surviving Corporation immediately after the Merger shall be the certificate of incorporation of BVCC as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement. The bylaws of the Surviving Corporation immediately after the Merger shall be the bylaws of GLB as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement.

          (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be comprised of (i) not less than 13 current members of the GLB Board of Directors whose names are listed on Schedule 2.1(d) (the "Continuing Directors") and (ii) not less than three current members of the BVCC Board of Directors (the "BVCC Designees") whose names are listed on Schedule 2.1(d), each of whom shall serve until the expiration of his or her term as listed on Schedule 2.1(d) and the election of his or her successor. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of GLB immediately prior to the Merger.

          (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the BVCC Certificate immediately prior to the Merger.

          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of GLB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of GLB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of GLB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, GLB, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.2 Effective Date and Effective Time; Closing.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall cause a certificate of merger relating to the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL as soon as possible after the receipt of all required approvals set forth in Article VII and satisfaction or waiver of the other conditions in Article VII on (i) a date selected by mutual agreement of GLB and BVCC after such satisfaction or waiver that is no later than ten Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the GLB Meeting and the BVCC Meeting. The Certificate of Merger shall provide that the name of BVCC upon the Effective Time shall be changed to "Great Lakes Bancorp, Inc." The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., prevailing time, at the principal offices of BVCC in San Francisco, California, or at such other place, at such other time or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to BVCC and GLB the opinions, certificates and other documents required to be delivered under
Article VII.

                                  ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.1 Conversion of Shares.

          (a) Subject to the provisions of this Agreement, each share of GLB Common Stock issued and outstanding immediately prior to the Effective Time, other than Treasury Shares and shares as to which dissenters' rights of appraisal shall have been perfected shall at the Effective Time, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive 1.0873 shares of BVCC Common Stock (the "Exchange Ratio").

          (b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of BVCC Common Stock or other consideration shall be issued in exchange therefor.

          (c) At the Effective Time, the stock transfer books of GLB shall be closed as to holders of GLB Common Stock immediately prior to the Effective Time and no transfer of GLB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.3 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of BVCC Common Stock and payment for any fractional share of BVCC Common Stock without any interest thereon.

          (d) At and after the Effective Time, each share of BVCC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     3.2 Fractional Shares. Each holder of GLB Common Stock who would otherwise be entitled to receive a fractional share of BVCC Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fraction calculated to the nearest ten-thousandth of the share of BVCC Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

     3.3 Exchange Procedures.

          (a) Not later than three days prior to the Effective Time of the Merger, BVCC shall deposit with the Exchange Agent for the benefit of the holders of shares of GLB Common Stock, for exchange in accordance with this
Section 3.3, certificates representing the aggregate number of shares of BVCC Common Stock issuable pursuant to Section 3.1 in exchange for shares of GLB Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of BVCC Common Stock that would otherwise be issuable in connection with Section 3.2 of this Agreement (the "Exchange Fund").

          (b) After the Effective Time of the Merger, each holder of a Certificate formerly representing GLB Common Stock, other than Treasury Shares and shares as to which dissenters' rights of appraisal shall have been perfected, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to a certificate representing the BVCC Common Stock into which the shares of GLB Common Stock shall have been converted pursuant to Section 3.1, as well as cash in lieu of any fractional share of BVCC Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.3, each Certificate representing GLB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. BVCC shall not be obligated to deliver the Merger Consideration to which any former holder of GLB Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange or delivers customary affidavits and indemnification regarding the loss or destruction of such certificate or certificates as provided in this Section 3.3. If any certificate for shares of BVCC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

          (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to BVCC Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BVCC Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of BVCC Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of BVCC Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of BVCC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BVCC Common Stock.

          (d) All shares of BVCC Common Stock issued upon the surrender for exchange of shares of GLB Common Stock or the provision of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms hereof, including any cash paid pursuant to Section 3.2, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GLB Common Stock, and there shall be no further registration of transfers on the stock transfer books of BVCC, after the Merger, of the shares of GLB Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to BVCC for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of GLB following the passage of nine months after the Effective Time of the Merger shall be delivered to BVCC, upon demand, and any stockholders of GLB who have not theretofore complied with this Section 3.3 shall thereafter look only to BVCC for payment of their claim for BVCC Common Stock, any cash in lieu of fractional shares of BVCC Common Stock and any dividends or distributions with respect to BVCC Common Stock.

          (f) Neither GLB nor BVCC shall be liable to any holder of shares of GLB Common Stock or BVCC Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of BVCC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of BVCC Common Stock for the account of the Persons entitled thereto.

          (h) Certificates surrendered for exchange by any Person constituting an Affiliate of GLB shall not be exchanged for certificates representing whole shares of BVCC Common Stock until BVCC has received an Affiliate Letter from such person as provided in Section 6.7.

     3.4 Withholding Rights. BVCC, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of GLB Common Stock such amounts as BVCC is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of GLB Common Stock in respect of which such deduction and withholding was made by BVCC.

     3.5 GLB Options.

          (a) At the Effective Time, each vested and unvested GLB Option, which shall include GLB Options that become vested after the date hereof through and including the Effective Date, that is then outstanding shall cease to represent a right to acquire shares of GLB Common Stock and shall be converted automatically into a right to receive a BVCC Option.

          (b) BVCC shall assume each unvested and vested GLB Option, except that from and after the Effective Time, (i) each GLB Option assumed by BVCC may be exercised solely for shares of BVCC Common Stock, (ii) the number of shares of BVCC Common Stock subject to such GLB Option shall be equal to the number of shares of GLB Common Stock subject to such GLB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of BVCC Common Stock resulting from such multiplication shall be rounded down to the nearest share and (iii) the per share exercise price under each such GLB Option shall be adjusted by dividing the per share exercise price under each such GLB Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (ii) and
(iii) of the preceding sentence, each GLB Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. BVCC and GLB agree to take all necessary steps to effect the foregoing provisions of this Section 3.5, including, but not limited to, the amendment by BVCC of its option plans or the assumption by BVCC of the GLB Stock Option Plans and the taking of such other actions, including the filing of such registration statements with the SEC and listing applications with the NYSE, as are required to register the shares with the SEC and to list the shares with the NYSE in connection with such assumption.

          (c) As of the Effective Time, BVCC shall issue to each holder of an outstanding GLB Option that has been assumed by BVCC a document evidencing the conversion and assumption of the GLB Option by BVCC pursuant to this Section 3.5.

                                   ARTICLE IV

                             ACTIONS PENDING CLOSING

     4.1 Forbearances of GLB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of BVCC, not to be unreasonably withheld, GLB will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course.

               (i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships;

               (ii) Fail to use commercially reasonable efforts to keep available the present services of its employees and preserve for itself and BVCC the goodwill of the customers of GLB and its Subsidiaries and others with whom business relations exist; and

               (iii) Take any action that would adversely affect or materially delay the ability of either GLB or BVCC to obtain any necessary approvals of any regulatory agency required for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.1(b) of the GLB Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights, (iii) subdivide, split up, reclassify or combine GLB Common Stock or (iv) increase, decrease, change or exchange shares of GLB Common Stock for a different number of or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in GLB's capitalization.

          (c) Governing Documents. Amend the GLB Certificate or the GLB Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of GLB, except as may be required by law or this Agreement.

          (d) Dividends and Options. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on, any shares of GLB Common Stock or the common stock of any GLB Subsidiary, or enter into, establish, adopt, amend or grant any stock option, or any stock option, stock purchase, profit sharing, deferred compensation, or other employee benefit, plan or arrangement, or any trust agreement or similar arrangement related thereto, with respect to any director, officer or employee of GLB or its Subsidiaries, or any other person or entity, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (e) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation and (iii) would adversely affect or materially delay the ability of either BVCC or GLB to obtain any necessary approvals required of any regulatory agency for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.2 Forbearances of BVCC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of GLB, not to be unreasonably withheld, BVCC will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course.

               (i) Conduct its business other than in accordance with its Plan of Partial Dissolution and Stockholder Liquidity, including the continuation of the liquidation of its assets, the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale which draft definitive agreement has been made available to GLB in a redacted format and registration as a bank holding company;

               (ii) Cause BVAC to conduct its business in other than the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships, provided, however, that if BVAC and BVCC enter into a definitive agreement to sell the outstanding stock of BVAC to a third party, BVCC shall, and BVCC shall cause BVAC to, conduct its business thereafter in accordance with the provisions of such agreement as long as BVCC and BVAC are subject to such agreement; and

               (iii) Take any action that would adversely affect or materially delay the ability of either GLB or BVCC to obtain any necessary approvals of any regulatory agency required for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.2(b) of the BVCC Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights, (iii) subdivide, split up, classify or combine BVCC Common Stock or (iv) increase, decrease, change or exchange shares of BVCC Common Stock for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or similar change in BVCC's capitalization.

          (c) Governing Documents. Amend, except as may be required by law or this Agreement, the BVCC Certificate or the BVCC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of BVCC.

          (d) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (iii) would adversely affect or materially delay the ability of either BVCC or GLB to obtain any necessary approvals required of any regulatory agency for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (e) Dividends and Options. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution in respect of, or declare or make any distribution on, any shares of BVCC Common Stock or the common stock of any BVCC Subsidiary, or enter into, establish, adopt, amend or grant any stock option, or any stock option, stock purchase, profit sharing, deferred compensation, or other employee benefit, plan or arrangement, or any trust agreement or similar arrangement related thereto, with respect to any director, officer or employee of BVCC or its Subsidiaries, or any other person or entity, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Disclosure Schedules. On or prior to the date hereof, BVCC has delivered to GLB a schedule (the "BVCC Disclosure Schedule") and GLB has delivered to BVCC a schedule (the "GLB Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.2 as to GLB or Section 5.3 as to BVCC or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

     5.2 Representations and Warranties of GLB. Subject to Section 5.1, GLB hereby represents and warrants to BVCC as follows:

          (a) Organization, Standing and Authority. GLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GLB is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on GLB. GLB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (b) GLB Capital Stock. The authorized capital stock of GLB consists solely of 16,000,000 shares of GLB Common Stock, of which 3,995,565 shares were issued and outstanding as of September 30, 2005 and options to purchase 184,810 shares as of the date of this Agreement are outstanding and options to purchase an additional 195,190 shares of GLB Common Stock are reserved for future issuance under GLB's existing equity compensation plans and 2,000,000 shares of GLB Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of GLB Common Stock were held in treasury by GLB or otherwise directly or indirectly owned by GLB. The outstanding shares of GLB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of GLB Common Stock have been issued in violation of the preemptive rights of any Person. Schedule 5.2(b) of the GLB Disclosure Schedule sets forth for each GLB Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the GLB Options), the number of shares of GLB Common Stock subject to each GLB Option, the number of shares of GLB Common Stock subject to GLB Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and the GLB Rights as set forth in Schedule 5.2(b) of the GLB Disclosure Schedule there are no shares of GLB Common Stock reserved for issuance, GLB does not have any Rights issued or outstanding with respect to GLB Common Stock and GLB does not have any commitment to authorize, issue or sell any GLB Common Stock or Rights.

          (c) Subsidiaries.

               (i) (A) Schedule 5.2(c) of the GLB Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth on Schedule 5.2(c) of the GLB Disclosure Schedule, GLB owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries; (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to GLB) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or agreements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities other than to GLB or any of its wholly owned Subsidiaries; (E) there are no contracts, commitments, understandings or arrangements relating to GLB's rights to vote or to dispose of such Equity Securities of GLB's subsidiaries and
(F) all the Equity Securities of GLB's Subsidiaries held by GLB or its Subsidiaries are fully paid and nonassessable and are owned by GLB or its Subsidiaries free and clear of any Liens.

               (ii) Except as set forth in Schedule 5.2(c) of the GLB Disclosure Schedule as of the date hereof (A) GLB owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of its Subsidiaries; (B) no Equity Securities of any of GLB's Subsidiaries are or may become required to be issued other than to GLB by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which GLB's Subsidiaries are or may be bound to sell or otherwise transfer any of their respective Equity Securities to GLB or any of its wholly owned Subsidiaries and
(D) there are no contracts, commitments, understandings or arrangements relating to GLB's right to vote or to dispose of such Equity Securities.

               (iii) Each of GLB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

               (iv) The deposit accounts of GLB Bank are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and GLB Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d) Corporate Power. Each of GLB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and GLB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by GLB's stockholders and no other corporate proceedings are necessary on the part of GLB to approve this Agreement or to consummate the Transaction. GLB further warrants that a GLB Majority Vote, as defined below, is required to approve this Agreement and the Transaction.

          (e) Corporate Authority. Subject to the approval of this Agreement and the Transaction by the holders of not less than a majority of the outstanding shares of GLB Common Stock (a "GLB Majority Vote"), this Agreement and the Transaction have been authorized by all necessary corporate action of GLB and the GLB Board on or prior to the date hereof. GLB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BVCC of this Agreement, this Agreement is a valid and legally binding obligation of GLB, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (f) Regulatory Approvals; No Defaults.

               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GLB or any of its Subsidiaries in connection with the execution, delivery or performance by GLB and GLB Bank of this Agreement, respectively, or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC, the Department and the Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of GLB Common Stock and BVCC Common Stock and the registration of BVCC Common Stock issuable in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (D) the approval and adoption of this Agreement by a BVCC Majority Vote and a GLB Majority Vote. As of the date hereof, GLB is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by GLB and the consummation of the Transaction do not and will not, except as disclosed in Schedule 5.2(f) of the GLB Disclosure Schedule, (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GLB or any of its Subsidiaries or to which GLB or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the GLB Certificate, the GLB Bylaws or similar governing documents of GLB's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports; Undisclosed Liabilities.

               (i) Except as described in Schedule 5.2(g) of the GLB Disclosure Schedule, GLB's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004, 2003 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2001 under the Securities Act or Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (collectively, GLB's "Securities Documents"), as of the date filed and as amended prior to the date hereof, (A) complied in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents, including the related notes and schedules thereto, fairly presents the consolidated financial position of GLB and its Subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and cash flows or equivalent statements in GLB's Securities Documents, including any related notes and schedules thereto, fairly presents the consolidated income, changes in shareholders' equity and cash flows, as the case may be, of GLB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Except as Previously Disclosed in Schedule 5.2(g) of the GLB Disclosure Schedule, since December 31, 2004, neither GLB nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

               (iii) Since December 31, 2004, (A) GLB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) except as Previously Disclosed in
Schedule 5.2(g) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 between December 31, 2004 and the date hereof and (C) except as set forth in the GLB Securities Documents, since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section
5.2 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to GLB.

               (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by GLB or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by GLB or its Subsidiaries, to cause GLB or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against GLB or its Subsidiaries. To the knowledge of GLB, there has been no material breach of a representation or covenant by GLB or its Subsidiaries in any such agreement. Except as disclosed in GLB's Securities Documents filed prior to the date hereof, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of GLB or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in GLB's Securities Documents filed prior to the date hereof, no shares of capital stock of GLB have been purchased, redeemed or otherwise acquired, directly or indirectly, by GLB since December 31, 2004, and no agreements have been made to do the foregoing.

               (v) Except as disclosed in Schedule 5.2(g)(v) of the GLB Disclosure Schedule, GLB maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning GLB and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of GLB's Securities Documents and other public disclosure documents. The President and the Chief Financial Officer of GLB have signed, and GLB has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither GLB nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

          (h) Litigation. Except as set forth in Schedule 5.2(h) of the GLB Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against GLB or any of its Subsidiaries and, to GLB's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither GLB nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to GLB.

          (i) Regulatory Matters.

               (i) Neither GLB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of GLB or any of its Subsidiaries (individually, a "GLB Regulatory Authority" and, collectively, the "GLB Regulatory Authorities"). GLB and its Subsidiaries have paid all assessments made or imposed by any GLB Regulatory Authority.

               (ii) Neither GLB nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to a written advisory notice by, any GLB Regulatory Authority that such GLB Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) GLB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the Department or (D) any other state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.2(i) of the GLB Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of GLB, investigation into the business or operations of GLB, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of GLB that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

          (j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries, each of GLB and its Subsidiaries:

               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GLB's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has not received, since December 31, 2002, any notification or communication from any Governmental Authority (A) asserting that GLB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to GLB's knowledge, do any grounds for any of the foregoing exist.

          (k) Material Contracts; Defaults.

               (i) Except for documents listed as exhibits to GLB's Securities Documents or as set forth in Schedule 5.2(k) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of GLB or any of its Subsidiaries to indemnification from GLB or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum or (E) that materially restricts the conduct of any business by GLB or by any of its Subsidiaries (collectively, "GLB Material Contracts"). GLB has set forth in Schedule 5.2(k) of the GLB Disclosure Schedule a list of the GLB Material Contracts and made available to BVCC true, correct and complete copies of each such Material Contract.

               (ii) Neither GLB nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in Schedule 5.2(k) of the GLB Disclosure Schedule or in this Agreement, no power of attorney or similar authorization given directly or indirectly by GLB or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. Except as set forth in Schedule 5.2(l) of the GLB Disclosure Schedule, no action has been taken by GLB or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

          (m) Employee Benefit Plans.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of GLB and its Subsidiaries and current or former directors of GLB and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in Schedule 5.2(m) of the GLB Disclosure Schedule. True and complete copies of the following have been provided or made available to BVCC: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

               (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and GLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under
Section 401(a) of the Code. Neither GLB nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to GLB's knowledge, threatened litigation relating to the Benefit Plans. Neither GLB nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject GLB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does GLB have knowledge that any is threatened.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or to GLB's knowledge is presently expected to be incurred by GLB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with GLB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither GLB nor any of its Subsidiaries has incurred, and neither expects to incur, to GLB's knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of

ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency", whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.2(m) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Except as set forth in Schedule 5.2(m) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject GLB to tax under Section 4980B of the Code.

               (vi) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in the GLB Disclosure Schedule, (A) entitle any employees of GLB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (n) Labor Matters. Except as otherwise specified on Schedule 5.2(n) of the GLB Disclosure Schedule, each employee of GLB and its Subsidiaries is "at will", and there are, to the knowledge of GLB, no claims against GLB and its Subsidiaries by employees or former employees for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or employment discrimination in violation of any Governmental Requirement. Neither GLB nor any of its Subsidiaries is a party to or is bound by any oral or written collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or employee group, nor is GLB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel GLB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to GLB's knowledge, threatened, nor is GLB or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. GLB has on file a valid Form I-9 for each employee hired by GLB or any of its Subsidiaries and any predecessors of GLB on or after November 7, 1986.

          (o) Environmental Matters.

               (i) To the knowledge of GLB, except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries and except as Previously Disclosed in Schedule 5.2(o) of the GLB Disclosure Schedule: (A) GLB and its Subsidiaries are in compliance with applicable Environmental Laws; (B) no real property, including buildings or other structures, currently owned or operated by GLB or any of its Subsidiaries, or any property in which GLB or any of its Subsidiaries holds a security interest or a fiduciary or management role ("GLB Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (C) neither GLB nor any of its Subsidiaries has been deemed by any Governmental Agency or third party to be the owner or operator of, to have participated in the management regarding Hazardous Substances at, any GLB Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (D) neither GLB nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither GLB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) neither GLB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions involving GLB or any of its Subsidiaries, any currently owned or operated property, or any GLB Loan Property, that could reasonably be expected to result in any claims, liability or investigations against GLB or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any GLB Loan Property, (H) GLB has made available to BVCC copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it without charge relating to GLB, its Subsidiaries and any currently owned or operated property of GLB and (I) GLB has made available to BVCC copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or currently available to it without charge relating to any GLB Loan.

               (ii) As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement with the force of law relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and

               (iii) The term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
(C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

               (i) (A) All Tax Returns that have been filed by or with respect to the GLB Group, including GLB and its Subsidiaries, have been timely filed;
(B) all such Tax Returns are true and complete in all material respects; (C) all Taxes due of the GLB Group, including GLB and its Subsidiaries, shown on the Tax Returns referred to in clause (A) have been timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the GLB Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the GLB Group has extended any statutes of limitation with respect to any Taxes of GLB.

               (ii) GLB has made available to BVCC true and correct copies of the United States federal income Tax Returns filed by GLB for each of the three most recent fiscal years for which such returns have been filed.

               (iii) Neither GLB nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by GLB's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in GLB's Securities Documents filed on or prior to the date hereof.

               (iv) Neither GLB nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was GLB or otherwise has any liability for the Taxes of any Person other than a member of the GLB Group.

               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to GLB and its Subsidiaries.

               (vi) Neither GLB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

               (vii) As of the date hereof, GLB has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that GLB or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

               (ix) There are no Liens for Taxes on any of the assets of GLB or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

               (x) Neither GLB nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to GLB or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

               (xi) Neither GLB nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

               (xii) No claim has ever been made by a Governmental Authority in a jurisdiction where GLB or any of its Subsidiaries does not file Tax Returns that GLB or such Subsidiaries is or may be subject to taxation by that jurisdiction.

               (xiii) Neither GLB nor any of its Subsidiaries has been the "distributing corporation" within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

               (xiv) Neither GLB nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

          (q) Risk Management Instruments. Neither GLB nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on GLB's consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does GLB or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r) Loans; Nonperforming and Classified Assets.

               (i) Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries and except as set forth in Schedule 5.2(r) of the GLB Disclosure Schedule, each loan on the books and records (each a "Loan") of GLB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of GLB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

               (ii) GLB has set forth in Schedule 5.2(r) of the GLB Disclosure Schedule as to GLB and each GLB Subsidiary as of September 30, 2005: (A) any written or, to GLB's knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to GLB's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" or words of similar import by GLB, a GLB Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater stockholder of GLB or a GLB Subsidiary, or to the knowledge of GLB, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by GLB or a Subsidiary of GLB or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. GLB has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of GLB as of December 31, 2004 included in GLB's Securities Documents or acquired after such date, other than properties sold by GLB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) Liens reflected as of record and reflected on the documents and (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of GLB as of December 31, 2004 included in GLB's Securities Documents or on the title documents. Except as set forth in Schedule 5.2(s) of the GLB Disclosure Schedule, all real and personal property that is material to GLB's business on a consolidated basis and leased or licensed by GLB or a Subsidiary of GLB is held pursuant to leases or licenses that are valid and enforceable against GLB in accordance with their respective terms and GLB will use commercially reasonable efforts not to cause such leases to terminate or lapse prior to the Effective Time.

          (t) Intellectual Property. GLB and each Subsidiary of GLB owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which are set forth in Schedule 5.2(t) of the GLB Disclosure Schedule, and none of GLB or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. GLB and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.2(t) to the GLB Disclosure Schedule sets forth a description of all intellectual property rights of GLB and each Subsidiary of GLB, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

          (u) Fiduciary Accounts. None of GLB nor its Subsidiaries has or exercises fiduciary powers.

          (v) Books and Records. The books and records of GLB and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of GLB and its Subsidiaries.

          (w) Insurance. GLB has set forth in Schedule 5.2(w) of the GLB Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by GLB and its Subsidiaries ("Insurance Policies"). To the knowledge of GLB, GLB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of GLB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect. To the knowledge of GLB, GLB and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. GLB's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, and is in compliance with the standards established by applicable Governmental Authorities and GAAP.

          (y) Fairness Opinion. The GLB Board has received an opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to GLB from a financial point of view.

          (z) State Takeover Laws. The Board of Directors of GLB has approved this Agreement and the Transaction contemplated hereby as required to render inapplicable to such Agreement and the Transaction the provisions of the DGCL applicable to constituent corporations.

          (aa) Disclosure. The representations and warranties contained in this
Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

     5.3 Representations and Warranties of BVCC. Subject to Section 5.1, BVCC hereby represents and warrants to GLB as follows:

          (a) Organization, Standing and Authority. BVCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BVCC is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on BVCC. BVCC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) BVCC Stock.

               (i) The authorized capital stock of BVCC consists solely of 80,000,000 shares of BVCC Common Stock, par value $.01 per share, of which 6,595,886 shares were issued and outstanding as of September 30, 2005, options to purchase 66,500 shares are outstanding as of September 30, 2005 and 7,000,000 shares of BVCC Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of September 30, 2005. As of the date hereof, no shares of BVCC Common Stock were held in treasury by BVCC or otherwise directly or indirectly owned by BVCC. The outstanding shares of BVCC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of BVCC Common Stock have been issued in violation of the preemptive rights of any Person. Schedule 5.3(b) of the BVCC Disclosure Schedule sets forth for each BVCC Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the BVCC Options), the number of shares of BVCC Common Stock subject to each BVCC Option, the number of shares of BVCC Common Stock subject to BVCC Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and the BVCC Rights as set forth in Schedule 5.3(b) of the BVCC Disclosure Schedule there are no shares of BVCC Common Stock reserved for issuance, BVCC does not have any Rights issued or outstanding with respect to the capital stock of BVCC and BVCC does not have any commitment to authorize, issue or sell any BVCC Common Stock or Rights to purchase the capital stock of BVCC, except for shares of BVCC Common Stock issuable pursuant to the BVCC Benefits Plans and by virtue of this Agreement.

               (ii) The shares of BVCC Common Stock to be issued in exchange for shares of GLB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c) Subsidiaries.

               (i) (A) Schedule 5.3(c) of the BVCC Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule, BVCC owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of its Subsidiaries; (C) no Equity Securities of any of BVCC's Subsidiaries are or may be required to be issued other than to BVCC by reason of any Right or otherwise; (D) except as disclosed in Schedule 5.3(c) of the BVCC Disclosure Schedule, there are no contracts, commitments, understandings or agreements by which BVCC's Subsidiaries are or may be bound to sell or otherwise transfer any of its Equity Securities other than to BVCC or any of its wholly owned Subsidiaries; (E) except as disclosed in Schedule 5.3(c) of the BVCC Disclosure Schedule, there are no contracts, commitments, understandings or arrangements relating to BVCC's right to vote or to dispose of such Equity Securities of BVCC Subsidiaries and
(F) all of the Equity Securities of BVCC's Subsidiaries held by BVCC or its Subsidiaries are fully paid and nonassessable and are owned by BVCC and its Subsidiaries free and clear of any Liens.

               (ii) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and ownership interests in BVCC's Subsidiaries, BVCC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

               (iii) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule, each of BVCC's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

               (iv) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule as of the date hereof, (A) BVCC owns, directly or indirectly, all the issued and outstanding Equities Securities of each of its Subsidiaries; (B) no Equity Securities of any of BVCC's Subsidiaries are or may become required to be issued other than to BVCC by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which BVCC's Subsidiaries are or may be bound to sell or otherwise transfer any of their respective Equity Securities other than to BVCC or any of its wholly owned Subsidiaries and (D) there are no contracts, commitments, understandings or arrangements relating to BVCC's right to vote or to dispose of such Equity Securities.

          (d) Corporate Power. Each of BVCC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. BVCC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, the affirmative vote of the holders of a majority of the outstanding shares of BVCC Common Stock and no other corporate proceedings are necessary on the part of BVCC to approve this Agreement or the consummation of the Transaction. BVCC further warrants that a BVCC Majority Vote is required to approve this Agreement and the Transaction.

          (e) Corporate Authority. Subject to the approval of this Agreement and the Transaction by the holders of not less than a majority of the outstanding shares of BVCC Common Stock (a "BVCC Majority Vote"), this Agreement and the Transaction have been authorized by all necessary corporate action of BVCC and the BVCC Board on or prior to the date hereof. BVCC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by GLB of this Agreement, this Agreement is a valid and legally binding obligation of BVCC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (f) Regulatory Approvals; No Defaults.

               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BVCC or any of its Subsidiaries in connection with the execution, delivery or performance by BVCC of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board to effect the registration of BVCC as a bank holding company; (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of GLB Common Stock and BVCC Common Stock and the registration of BVCC Common Stock issuable in the Merger;
(C) the approval of the listing on the NYSE of the BVCC Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (E) the approval and adoption of this Agreement and the Transaction by a GLB Majority Vote and a BVCC Majority Vote. As of the date hereof, BVCC is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by BVCC and the consummation of the Transaction do not and will not, except as disclosed in Schedule 5.3(f) of the BVCC Disclosure Schedule, (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BVCC or of any of its Subsidiaries or to which BVCC or any of its Subsidiaries or their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the BVCC Certificate, the BVCC bylaws or similar governing documents of BVCC's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and Securities Documents; Material Adverse
Effect.

               (i) BVCC's Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, all amendments thereto and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (collectively, "BVCC's Securities Documents"), as of the date filed, (A) complied in all material respects as to form with the applicable regulations of the SEC and requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such BVCC Securities Document, including the related notes and schedules thereto, fairly presents the consolidated financial position of BVCC and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows or equivalent statements in such BVCC Securities Documents, including any related notes and schedules thereto, fairly presents the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of BVCC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Except as Previously Disclosed in Schedule 5.3(g) of the BVCC Disclosure Schedule, since December 31, 2004, neither BVCC nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

               (iii) Since December 31, 2004, (A) BVCC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction and the completion of the liquidation of the former Bay View Bank); (B) except as Previously Disclosed in Schedule 5.3(g) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take any of the actions set forth in Section 4.2 between December 31, 2004 and the date hereof and (C) except as set forth in the BVCC Securities Documents since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to BVCC

               (iv) Except as set forth in Schedule 5.3(g) of the BVCC Disclosure Schedule, since December 31, 2001, no agreement pursuant to which any loans or other assets have been or shall be sold by BVCC or its Subsidiaries entitled the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by BVCC or its Subsidiaries, to cause BVCC or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BVCC or its Subsidiaries. To the knowledge of BVCC, there has been no material breach of a representation or covenant by

BVCC or its Subsidiaries in any such agreement. Except as disclosed in BVCC's Securities Documents filed prior to the date hereof, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of BVCC or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in BVCC's Securities Documents filed prior to the date hereof, no shares of capital stock of BVCC have been purchased, redeemed or otherwise acquired, directly or indirectly, by BVCC since December 31, 2004, and no agreements have been made to do the foregoing..

               (v) Except as described in Schedule 5.3(g) of the BVCC Disclosure Schedule, BVCC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning BVCC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of BVCC's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of BVCC have signed, and BVCC has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither BVCC nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

          (h) Litigation. Except as set forth on Schedule 5.3(h) of the BVCC Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against BVCC or its Subsidiaries and, to BVCC's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither BVCC nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to BVCC.

          (i) Regulatory Matters.


               (i) Neither BVCC nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or the supervision or regulation of BVCC or any of its Subsidiaries (individually, a "BVCC Regulatory Authority", and collectively, the "BVCC Regulatory Authorities"). BVCC and its Subsidiaries have paid all assessments made or imposed by any BVCC Regulatory Authority.

               (ii) Neither BVCC nor any of its Subsidiaries had been advised by, nor does it have knowledge of any facts that could give rise to a written advisory notice by, any BVCC Regulatory Authority that such BVCC Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) Except as set forth in Schedule 5.3 (i) of the BVCC Disclosure Schedule, BVCC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any other state regulatory authority, (E) the SEC and (F) all other reports and statements required to be filed by them since January 1, 2002 and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.3(i) of the BVCC Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of BVCC, investigation into the business or operations of BVCC or any of its Subsidiaries except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of BVCC that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

          (j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries, each of BVCC and its Subsidiaries:

               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BVCC's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has not received, since December 31, 2002, any notification or communication from any Governmental Authority (A) asserting that BVCC or any of its

Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to BVCC's knowledge, do any grounds for any of the foregoing exist.

          (k) Material Contracts.

               (i) Except for documents filed as exhibits to BVCC's Securities Documents or as set forth in Schedule 5.3(k) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of BVCC or any of its subsidiaries to indemnification from BVCC or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum or (E) that materially restricts the conduct of any business by BVCC or by any of its Subsidiaries (collectively, "BVCC Material Contracts"). BVCC has set forth in Schedule 5.3(k) of the BVCC Disclosure Schedule a list of the BVCC Material Contracts, and made available to GLB true, correct and complete copies of each such BVCC Material Contract.

               (ii) Neither BVCC nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 5.3(k) of the BVCC Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by BVCC or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. No action has been taken by BVCC or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, except fees paid or payable as set forth in Schedule 5.3(l) of the BVCC Disclosure Schedule.

          (m) Employee Benefit Plans.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BVCC and its Subsidiaries and current or former directors of BVCC and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in
Schedule 5.3(m) of the BVCC Disclosure Schedule. True and complete copies of the following have been provided or made available to GLB: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL;
(D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by
Section 104 of ERISA.

               (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and BVCC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under
Section 401(a) of the Code. Neither BVCC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to BVCC's knowledge, threatened litigation relating to the Benefit Plans. Neither BVCC nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject BVCC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does BVCC have knowledge that any is threatened.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or to BVCC's knowledge is presently expected to be incurred by BVCC or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with BVCC under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither BVCC nor any of its Subsidiaries has incurred, and neither expects to incur, to BVCC's knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency", whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject BVCC to tax under Section 4980B of the Code.

               (vi) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, (A) entitle any employees of BVCC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each

Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (n) Labor Matters. Each employee of BVCC and its Subsidiaries is "at will" and there are, to the knowledge of BVCC, no claims against BVCC and its Subsidiaries by employees or former employees for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or employment discrimination in violation of any Governmental Requirement. Neither BVCC nor any of its Subsidiaries is a party to or is bound by any oral or written collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or employee group, nor is BVCC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel BVCC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to BVCC's knowledge, threatened, nor is BVCC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. BVCC has on file a valid Form I-9 for each employee hired by BVCC and its Subsidiaries and any predecessors of BVCC, on or after November 7, 1986.

          (o) Environmental Matters.

               (i) To the knowledge of BVCC, except matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries, and except as Previously Disclosed in Schedule 5.3(o) of the BVCC Disclosure Schedule: (A) BVCC and its Subsidiaries are in compliance with applicable Environmental Laws; (B) no real property, including buildings or other structures, currently owned or operated by BVCC or any of its Subsidiaries, or any property in which BVCC or any of its Subsidiaries holds a security interest or a fiduciary or management role ("BVCC Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (C) neither BVCC nor any of its Subsidiaries has been deemed by any Governmental Agency or third party to be the owner or operator of, to have participated in the management regarding Hazardous Substances at, any BVCC Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (D) neither BVCC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither BVCC nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) neither BVCC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions involving BVCC or any of its Subsidiaries, any currently owned or operated property, or any BVCC Loan Property, that could reasonably be expected to result in any claims, liability or investigations against BVCC or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any BVCC Loan Property, (H) BVCC has made available to GLB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it without charge relating to BVCC, its Subsidiaries and any currently owned or operated property of BVCC and (I) BVCC has made available to GLB copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or currently available to it without charge relating to any BVCC Loan.

               (ii) As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement with the force of law relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

               (iii) The term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
(C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

               (i) (A) All Tax Returns that have been filed by or with respect to the BVCC Group, including BVCC and its Subsidiaries, have been timely filed;
(B) all such Tax Returns are true and complete in all material respects; (C) all Taxes due of the BVCC Group, including BVCC and its Subsidiaries, shown on the Tax Returns referred to in clause (A) have been paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the BVCC Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the BVCC Group has extended any statutes of limitation with respect to any Taxes of BVCC.

               (ii) BVCC has made available to GLB true and correct copies of the United States federal income Tax Returns filed by BVCC for each of the three most recent fiscal years for which such returns have been filed.

               (iii) Neither BVCC nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by BVCC's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in BVCC's Securities Documents filed on or prior to the date hereof.

               (iv) Neither BVCC nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was BVCC or otherwise has any liability for the Taxes of any Person other than a member of the BVCC Group.

               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to BVCC and its Subsidiaries.

               (vi) Neither BVCC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

               (vii) As of the date hereof, BVCC has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that BVCC or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

               (ix) There are no Liens for Taxes on any of the assets of BVCC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

               (x) Neither BVCC nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to BVCC or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

               (xi) Except as set forth in Schedule 5.3(p) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

               (xii) No claim has ever been made by a Governmental Authority in a jurisdiction where BVCC or any of its Subsidiaries does not file Tax Returns that BVCC or such Subsidiaries is or may be subject to taxation by that jurisdiction.

               (xiii) Neither BVCC nor any of its Subsidiaries has been the "distributing corporation" within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

               (xiv) Except as set forth in Schedule 5.3(p) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

          (q) Risk Management Instruments. Neither BVCC nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on BVCC's consolidated statement of financial condition nor does BVCC or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r) Loans; Nonperforming and Classified Assets.

               (i) Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries and except as set forth in Schedule 5.3(r) of the BVCC Disclosure Schedule, each Loan on the books and records (each, a "Loan") of BVCC and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BVCC, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

               (ii) BVCC has set forth in Schedule 5.3(r) of the BVCC Disclosure Schedule as to BVCC and each BVCC Subsidiary as of September 30, 2005: (A) any written or, to BVCC's knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to BVCC's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" or words of similar import by BVCC, a BVCC Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater stockholder of BVCC or a BVCC Subsidiary, or to the knowledge of BVCC, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by BVCC or a Subsidiary of BVCC or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. BVCC and its Subsidiaries have good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of BVCC as of December 31, 2004 included in BVCC's Securities Documents or acquired after such date, other than properties sold by BVCC in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) Liens reflected as of record and reflected on the documents and (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of BVCC as of December 31, 2004 included in BVCC's Securities Documents or on the title documents. Except as set forth in Schedule 5.3(s) of the BVCC Disclosure Schedule, all real and personal property that is material to BVCC's business on a consolidated basis and leased or licensed by BVCC or a Subsidiary of BVCC is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms.

          (t) Intellectual Property. BVCC and each Subsidiary of BVCC owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which are described in Schedule 5.3(t) of the BVCC Disclosure Schedule, and none of BVCC or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. BVCC and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.3(t) of the BVCC Disclosure Schedule sets forth a description of all intellectual property rights of BVCC and each

Subsidiary of BVCC, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

          (u) Fiduciary Accounts. None of BVCC nor its Subsidiaries has or exercises fiduciary powers.

          (v) Books and Records. The books and records of BVCC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of BVCC and its Subsidiaries.

          (w) Insurance. BVCC has set forth in Schedule 5.3(w) of the BVCC Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by BVCC and its Subsidiaries ("Insurance Policies"). To the knowledge of BVCC, BVCC and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of BVCC reasonably has determined to be prudent in accordance with industry practices. To the knowledge of BVCC, all the Insurance Policies are in full force and effect. To the knowledge of BVCC, BVCC and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. BVCC's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses and is in compliance with the standards established by applicable Governmental Authorities and GAAP.

          (y) Fairness Opinion. The BVCC Board has received an opinion of Harris Nesbitt Corp. to the effect that as of the date hereof the Merger Consideration is fair to BVCC from a financial point of view.

          (z) Ownership of GLB Common Stock. Except as set forth on Schedule 5.3(z) of the BVCC Disclosure Schedule, none of BVCC or any of its Subsidiaries, or to BVCC's knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of GLB Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

          (aa) Disclosure. The representations and warranties contained in this
Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

          (bb) Net Operating Loss Carryforwards. Based on its federal tax return for the year ended December 31, 2004, BVCC had available, to its knowledge, a consolidated federal net operating loss carryforward of approximately $55 million. In addition, BVCC has prepared amended tax returns for open years which represent additional consolidated federal net operating loss carryforwards of approximately $73 million. Including amended tax returns not yet filed, to BVCC's knowledge, BVCC had total consolidated federal net operating loss carryforwards of approximately $128 million as of December 31, 2004. None of the loss carryforwards is currently subject to any limitation on use under Code
Section 382 or otherwise.

                                   ARTICLE VI

                                    COVENANTS

     6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of GLB, BVCC and their Subsidiaries agrees to use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

     6.2 Stockholder Meetings.

          (a) GLB shall take, in accordance with applicable law and the GLB Articles and the GLB Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement thereof, the "GLB Meeting") to consider and vote upon the approval of this Agreement and certain other matters required to be approved by GLB's stockholders for consummation of the Transaction. Subject to the right of GLB and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, GLB shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "GLB Approval Recommendation"). This Agreement shall be submitted to the stockholders of GLB at the GLB Meeting whether or not the Board of Directors of GLB determines at any time that this Agreement and the Transaction contemplated hereby are no longer advisable and recommends that the GLB stockholders reject it.

          (b) BVCC shall take, in accordance with applicable law and the BVCC Certificate and the BVCC Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement, the "BVCC Meeting") to consider and vote upon the approval of this Agreement and certain other matters required to be approved by BVCC's stockholders for consummation of this Transaction. Subject to the right of BVCC and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, BVCC shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "BVCC Approval Recommendation"). This Agreement shall be submitted to the stockholders of BVCC at the BVCC Meeting whether or not the Board of Directors of BVCC determines at any time that this Agreement and the Transaction contemplated hereby are no longer advisable and recommends that the BVCC stockholders reject it.

     6.3 Registration Statement.

          (a) BVCC agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by BVCC with the SEC in connection with the issuance of BVCC Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of GLB and BVCC constituting a part thereof (the "Proxy Statement") and all related documents. GLB shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and GLB, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. GLB agrees to cooperate with BVCC and BVCC's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that GLB has cooperated as described above, BVCC agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of GLB and BVCC agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. BVCC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Transaction contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, GLB and BVCC shall each promptly mail at its expense the Proxy Statement to its stockholders.

          (b) Each of GLB and BVCC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of GLB and BVCC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to GLB's stockholders and at the time of the GLB Meeting and at the date of mailing to BVCC's stockholders and at the time of the BVCC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of GLB and BVCC further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c) BVCC agrees to advise GLB, promptly after BVCC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BVCC Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent BVCC is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.4 Regulatory Filings.

          (a) Each of BVCC and GLB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by BVCC or GLB as the case may be, as soon as reasonably practicable after the execution hereof. Each of BVCC and GLB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five business days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.5 Press Releases. GLB and BVCC shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the NYSE or the NASD. GLB and BVCC shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

     6.6 Access; Information.

          (a) GLB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford BVCC and BVCC's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of GLB and to such other information relating to GLB as BVCC may reasonably request and, during such period, it shall furnish promptly to BVCC all information concerning the business, properties and personnel of GLB as BVCC may reasonably request.

          (b) BVCC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford GLB and GLB's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of BVCC and to such other information relating to BVCC as GLB may reasonably request and, during such period, it shall furnish promptly to GLB all information concerning the business, properties and personnel of BVCC and its Subsidiaries as GLB may reasonably request.

          (c) All information furnished to either party by the other party pursuant to this Section 6.6 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreements, dated as of June 2, 2005 and August 8, 2005 between BVCC and GLB (the "Confidentiality Agreements").

          (d) As soon as reasonably available but in no event more than five business days after filing, GLB will deliver to BVCC each report, financial or otherwise, filed by it or GLB Bank with any Bank Regulatory Authority or the SEC.

          (e) As soon as reasonably available but in no event more than five business days after filing, BVCC will deliver to GLB each report, financial or otherwise, filed by it or any of its Subsidiaries with any Bank Regulatory Authority or the SEC.

          (f) Within 30 calendar days after the end of each month, GLB will deliver to BVCC, (i) the unaudited consolidated balance sheet and unaudited consolidated statement of operations of GLB for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein, (ii) an Asset and Liability Committee ("ALCO") report and analysis for such month and (iii) a delinquency report and analysis for such month.

          (g) Within 30 calendar days after the end of each month, BVCC will deliver to GLB, (i) the unaudited consolidated balance sheet and unaudited consolidated statement of operations of BVCC for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein, (ii) a delinquency report and analysis for such month and (iii) the status of BVCC's application to the FRB to become registered as a bank holding company.

     6.7 Affiliates. GLB shall use its commercially reasonable efforts to identify those persons who may be deemed to be "affiliates" of GLB within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to BVCC as soon as practicable, and in any event prior to the date of the GLB Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of BVCC Common Stock received in the Merger, which agreement shall be in the form attached as Annex A (the "Affiliate Letter").

     6.8 Certain Actions.

          (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.8, neither GLB nor BVCC will authorize or permit any of their respective directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, "Representatives") to, directly or indirectly,
(i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to GLB or BVCC, as the case may be, nor any of their respective Subsidiaries or afford access to the business, properties, assets, books or records of GLB or BVCC, as the case may be, or any of their respective Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

          (b) Notwithstanding anything herein to the contrary, GLB and BVCC and their respective Boards of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Boards of Directors of GLB and BVCC shall not withdraw or modify in a manner adverse to BVCC or GLB, as the case may be, the BVCC Approval Recommendation or the GLB Approval Recommendation, as the case may be, except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) GLB's Board of Directors or BVCC's Board of Directors, as the case may be, concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to its stockholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, GLB's or BVCC's respective Board of Directors, as the case may be, receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to GLB or BVCC, as the case may be, than those contained in the Confidentiality Agreements between GLB and BVCC, a copy of which executed confidentiality agreement shall have been provided to BVCC or GLB, as the case may be, for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, GLB or BVCC, as the case may be, promptly notifies the other in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to BVCC or GLB, as the case may be, condition or refuse to make the BVCC or GLB Approval Recommendation, as the case may be, (the "Change in GLB Recommendation" or "Change in BVCC Recommendation") if GLB's or BVCC's Board of Directors, as the case may be, concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to its stockholders under applicable law.

          (c) GLB and BVCC will promptly, and in any event within 24 hours, notify the other in writing of its receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

          (d) GLB and BVCC each agree that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

          (e) For purposes of this Agreement:

               (i) The term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of GLB or any of its Subsidiaries or BVCC or any of its Subsidiaries with the exception of the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale, which draft definitive agreement has been made available to GLB in a redacted format, (x) direct or indirect acquisition or purchase of GLB Common Stock or BVCC Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of GLB's Common Stock or BVCC's Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of GLB's Common Stock or BVCC's Common Stock after the date of this Agreement, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equities Securities of GLB or BVCC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GLB or BVCC other than the Transaction contemplated by this Agreement.

               (ii) The term "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of GLB Common Stock or BVCC Common Stock then outstanding or all or substantially all of GLB's or BVCC's consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of GLB or BVCC, as the case may be, in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of GLB or BVCC, as the case may be, in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of GLB or the Board of Directors of BVCC, as the case may be, and (C) is reasonably capable of being completed.

          (f) If a Payment Event (as hereinafter defined) occurs, GLB shall pay to BVCC or BVCC shall pay to GLB, as the case may be, by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3,400,000 plus expenses incurred by the non-terminating party (the "Break-up Fee").

          (g) The term "Payment Event" means any of the following:

               (i) the termination of this Agreement by BVCC or GLB, as the case may be, pursuant to Section 8.1(f);

               (ii) a tender offer or exchange offer for 25% or more of the outstanding common stock of GLB or BVCC is commenced and GLB or BVCC, as the case may be, shall not have sent to its respective stockholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the GLB Board or the BVCC Board, as the case may be, recommends rejection of such tender offer or exchange offer; or

               (iii) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) GLB or BVCC, as the case may be, enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the assets of GLB and its Subsidiaries or BVCC or its Subsidiaries, as the case may be, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding GLB Common Stock or BVCC Common Stock, as the case may be. As used herein, "Third Party" means any person as defined in Section 13(d) of the Exchange Act other than BVCC or its Affiliates and GLB or its Affiliates.

          (h) In the event GLB or BVCC fail to pay the Break-up Fee promptly when due, GLB or BVCC, as the case may be, shall, in addition thereto, pay to the other party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by the party entitled thereto, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

     6.9 NYSE Listing. BVCC agrees to use its commercially reasonable efforts to list on the NYSE, upon official notice of issuance prior to the Effective Date, the shares of BVCC Common Stock to be issued in connection with the Merger.

     6.10 Indemnification.

          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, BVCC (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of GLB or a GLB Subsidiary, as applicable, (the "Indemnified Parties") against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of GLB or any GLB Subsidiary or is or was serving at the request of GLB or any of the GLB Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the GLB Certificate and the GLB Bylaws or equivalent documents of any GLB Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously disclosed by GLB in
Schedule 6.10 of the GLB Disclosure Schedule, in each case as in effect on the date hereof.

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure so to notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) Prior to the Effective Time, BVCC shall cause the persons serving as directors and officers of GLB immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by GLB for a period of six years after the Effective Time, provided that BVCC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to GLB's existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall BVCC be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by GLB for such insurance (the "Insurance Amount"), and further provided that if BVCC is unable to maintain or obtain the insurance called for by this Section 6.10(c) as a result of the preceding provision, BVCC shall use its commercially reasonable efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

          (d) The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

     6.11 Benefit Plans.

          (a) The following provisions shall be applicable in the event BVCC consummates the sale of the stock of BVAC at approximately the same time as the consummation of the Merger.

               (i) As soon as administratively practicable after the Effective Time, GLB shall take all reasonable action so that employees of BVCC and its Subsidiaries as well as the former employees of the GLB Group who have continued employment with the Surviving Corporation shall be entitled to participate in each employee benefit plan, program or arrangement of GLB of general applicability (the "GLB Benefit Plans") to the same extent as similarly-situated employees of GLB and its Subsidiaries, it being understood that inclusion of the employees of BVCC and its Subsidiaries in the GLB Benefit Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of BVCC and its Subsidiaries until such employees are permitted to participate in the GLB Benefit Plans and provided further, however, that nothing contained herein shall require GLB or any of its Subsidiaries to make any grants to any former employee of BVCC under any discretionary equity compensation plan of GLB. GLB shall cause each GLB Benefit Plan in which employees of BVCC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of pension benefits, under the GLB Benefit Plans, the service of such employees with BVCC and its Subsidiaries to the same extent as such service was credited for such purpose by BVCC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of BVCC and its Subsidiaries that correspond to GLB Benefit Plans until employees of BVCC and its Subsidiaries are included in such GLB Benefit Plans, nothing herein shall limit the ability of GLB to amend or terminate any of BVCC's Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

               (ii) At and following the Effective Time, except as otherwise provided to the contrary herein, the Surviving Corporation shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of BVCC and its Subsidiaries and current and former directors of BVCC and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or "change-in-control" or similar agreements, plans or policies of BVCC that are set forth on Schedule 6.11(a)(ii) of the BVCC Disclosure Schedule. The severance or termination payments that are payable pursuant to such agreements, plans or policies of BVCC are set forth on Schedule 6.11(a)(ii) of the BVCC Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, the Surviving Corporation shall, to the extent not duplicative of other severance benefits, pay employees of BVCC or its Subsidiaries who are terminated for other than cause, severance as set forth on
Schedule 6.11(a)(ii) of the GLB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.11(a)(ii) will be taken into account under the terms of any applicable severance policy of GLB or its Subsidiaries.

               (iii) Immediately prior to the Effective Time, BVCC shall, at the written request of GLB, freeze or terminate such of the BVCC Benefit Plans as is requested by GLB.

          (b) In the event the sale of BVAC is not consummated at approximately the same time as the consummation of the Merger, unless otherwise mutually agreed by BVCC and GLB, the GLB Benefit Plans shall remain in effect for the employees of GLB and its Subsidiaries and the BVCC Benefit Plans shall remain in effect for the employees of BVCC and its Subsidiaries.

     6.12 Notification of Certain Matters. Each of GLB and BVCC shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.13 Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.1(b) that BVCC determines would materially reduce the benefits of the Merger as provided in Section 7.1(b), BVCC shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

     6.14 Exemption From Liability Under Section 16(b). Assuming that GLB delivers to BVCC the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of BVCC, or a committee of Non-Employee Directors thereof, as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act, shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the GLB Insiders of BVCC Common Stock in exchange for shares of GLB Common Stock, and of options to purchase BVCC Common Stock upon conversion of GLB Options pursuant to the Transaction contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by GLB to BVCC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

     6.15 GLB Voting Agreements. BVCC shall receive from each officer and director of GLB and GLB Bank and any other persons listed on Schedule 6.15 of the GLB Disclosure Schedule contemporaneously with the execution of this Agreement, an executed Voting Agreement in the form of Annex B. BVCC acknowledges that the receipt of Voting Agreements from the persons described in
Schedule 6.15 of the GLB Disclosure Schedule are an integral part of the Transaction contemplated by these agreements and that without these agreements BVCC would not have entered into these agreements.

     6.16 Financial Reports Prior to the Closing Date.

          (a) GLB Financial Reports. All reports, registration statements, definitive proxy statements or information statements to be filed by GLB on or before the Effective Date under the Securities Act or Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act with the SEC as of the date filed, (A) will comply in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Any consolidated financial statements contained or incorporated by reference in any such filings, including the related notes and schedules thereto, will fairly present the consolidated financial position, income, changes in shareholders' equity and cash flows, as the case may be, of GLB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (b) BVCC Financial Reports. All reports, registration statements, definitive proxy statements or information statements to be filed by BVCC on or before the Effective Date under the Securities Act or Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act with the SEC as of the date filed, (A) will comply in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Any consolidated financial statements contained or incorporated by reference in any such filings, including the related notes and schedules thereto, will fairly present the consolidated financial position, results of operations, changes in stockholders' equity and comprehensive income and cash flows, as the case may be, of BVCC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

     6.17 Tax Returns Prior to the Closing Date.

          (a) GLB Tax Returns. (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the GLB Group, including GLB and its Subsidiaries, will be timely filed on or before the Effective Date, (B) all such Tax Returns will be true and complete in all material respects and (C) all Taxes due of the GLB Group, including GLB and its Subsidiaries, shown on the Tax Returns referred to in clause (A) will be timely paid in full.

          (b) BVCC Tax Returns. (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the BVCC Group, including BVCC and its Subsidiaries, will be timely filed on or before the Effective Date, (B) all such Tax Returns will be true and complete in all material respects and (C) all Taxes due of the BVCC Group, including BVCC and its Subsidiaries, shown on the Tax Returns referred to in clause (A) will be timely paid in full.

     6.18 BVCC Registration as a Bank Holding Company. BVCC shall use commercially reasonable efforts to become registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. GLB agrees to use commercially reasonable efforts to provide information reasonably requested by BVCC for such application.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of GLB Common Stock and the requisite vote of the holders of outstanding shares of BVCC Common Stock.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the BVCC Board or the GLB Board, as the case may be, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that BVCC or GLB, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e) Listing. The shares of BVCC Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

          (f) Amendment to BVCC Certificate of Incorporation. The amendment to BVCC's Certificate of Incorporation establishing restrictions on the transfer of shares of BVCC Common Stock post-Merger in the form of Annex C shall have been approved by a BVCC Majority Vote.

          (g) Amendment to GLB Bylaws. The amendment to GLB's Bylaws enforcing restrictions on the transfer of BVCC Common Stock post-Merger in the form of Annex D shall have been approved by GLB's Board of Directors.

          (h) Assumption of GLB Stock Option Plans. BVCC shall have assumed the GLB Stock Option Plans and commenced the other actions described in Section 3.5(b) with respect to such assumption.

          (i) Bank Holding Company Registration. BVCC shall have become registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     7.2 Conditions to Obligation of GLB. The obligation of GLB to consummate the Merger is also subject to the fulfillment by BVCC or written waiver by GLB prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of BVCC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and GLB shall have received a certificate, dated the Effective Date, signed on behalf of BVCC by the Chief Executive Officer and the Chief Financial Officer of BVCC to such effect.

          (b) Performance of Obligations of BVCC. BVCC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and GLB shall have received a certificate, dated the Effective Date, signed on behalf of BVCC by the Chief Executive Officer and the Chief Financial Officer of BVCC to such effect.

          (c) Tax Opinion. GLB shall have received the written opinion of Hodgson Russ LLP, dated as of the Effective Date, which shall be based on such written representations from BVCC, GLB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (d) Other Actions. BVCC shall have furnished GLB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as GLB may reasonably request.

          (e) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to BVCC and its Subsidiaries or any of their businesses.

     7.3 Conditions to Obligation of BVCC. The obligation of BVCC to consummate the Merger is also subject to the fulfillment by GLB or written waiver by BVCC prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of GLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and BVCC shall have received a certificate, dated the Effective Date, signed on behalf of GLB by the President and the Chief Financial Officer of GLB to such effect.

          (b) Performance of Obligations of GLB. GLB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and BVCC shall have received a certificate, dated the Effective Date, signed on behalf of GLB by the President and the Chief Financial Officer of GLB to such effect.

          (c) Tax Opinion. BVCC shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date, which shall be based on such written representations from BVCC, GLB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (d) Other Actions. GLB shall have furnished BVCC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as BVCC may reasonably request.

          (e) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to GLB and its Subsidiaries or any of their businesses.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

          (a) Mutual Consent. By the mutual consent in writing of BVCC and GLB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein by BVCC or GLB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by BVCC, on the one hand, or GLB, on the other hand, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by BVCC, on the one hand, or GLB, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to BVCC or GLB, as the case may be.

          (c) Delay. By BVCC or GLB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by July 31, 2006, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

          (d) No Regulatory Approval. By BVCC or GLB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e) No GLB or BVCC Stockholder Approval.

               (i) By BVCC, or by GLB provided that GLB shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of GLB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the GLB Meeting or at any adjournment or postponement thereof.

               (ii) By GLB, or by BVCC provided that BVCC shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of BVCC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the BVCC Meeting or any adjournment or postponement thereof.

          (f) GLB or BVCC Failure to Recommend.

               (i) At any time by BVCC if (i) GLB shall have breached Section
6.8 in any respect materially adverse to BVCC, (ii) the GLB Board shall have failed to make the GLB Approval Recommendation or shall have effected a Change in GLB Recommendation, (iii) the GLB Board shall have recommended approval of an Acquisition Proposal or (iv) GLB shall have materially breached its obligations under Section 6.2(a) by failing to call, give notice of, convene and hold the GLB Meeting.

               (ii) At any time by GLB, if (A) BVCC shall have breached Section
6.8 in any respect materially adverse to GLB, (B) the BVCC Board shall have failed to make the BVCC Approval Recommendation or shall have effected a Change in BVCC Recommendation, (C) the BVCC Board shall have recommended approval of an Acquisition

Proposal or (D) BVCC shall have materially breached its obligations under
Section 6.2(b) by failing to call, give notice, convene and hold the BVCC
Meeting.

     8.2 Effect of Termination. In the event of termination of this Agreement by either BVCC or GLB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 6.8(f) and (g), 8.2 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, other than Sections 6.6(c), 6.8(f) and (g), 8.2 and this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

     9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GLB Meeting and the BVCC Meeting no amendment shall be made that by law requires further approval by the stockholders of GLB or BVCC without obtaining such approval.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

     9.5 Expenses.

          (a) Except as set forth in Section 9.5(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transaction contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between GLB and BVCC, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

          (b) In the event that this Agreement is terminated by either GLB or BVCC pursuant to Section 8.1(b) or Section 8.1(e), then the breaching or non-approving party shall pay by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, including without limitation, reasonable professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by BVCC or GLB, as the case may be, in connection with the Merger and this Agreement.

     9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to GLB to:

          Great Lakes Bancorp, Inc.
          2421 Main Street
          Buffalo, NY  14214
          Attention:  Andrew W. Dorn, Jr., President and Chief Executive Officer
          Fax:  716-842-0843

     With a copy to:

          Hodgson Russ LLP
          One M&T Plaza, Suite 2000
          Buffalo, New York 14203-2391
          Attention:  Kenneth P. Friedman, Esq. and Robert J. Olivieri, Esq.
          Fax:  716-849-0349

     If to BVCC to:

          Bay View Capital Corporation
          1840 Gateway Drive
          San Mateo, CA  94404
          Attention:  Charles G. Cooper, President and Chief Executive Officer
          Fax:  (650) 341-4063

     With a copy to:

          Duane Morris LLP
          30 South 17th Street
          Philadelphia, PA  19103
          Attention:  Frederick W. Dreher, Esq.
          Fax:  (215) 979-1213

     9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce BVCC's obligations under Section 6.10, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction located within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     9.10 Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       BAY VIEW CAPITAL CORPORATION


                                       By:___________________________________
                                          Charles G. Cooper,
                                          President and Chief Executive Officer

                                       GREAT LAKES BANCORP, INC.


                                       By:___________________________________
                                          Andrew W. Dorn, Jr.,
                                          President and Chief Executive Officer

                                                                         ANNEX A
                                                                         -------


                            FORM OF AFFILIATES LETTER


                                ___________, 2006


Bay View Capital Corporation
1840 Gateway Drive
San Mateo, CA  94404

Ladies and Gentlemen:

     I have been advised that I may be deemed an "affiliate" of Great Lakes Bancorp, Inc., a Delaware corporation ("Great Lakes"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of October __, 2005 (the "Agreement"), between Bay View Capital Corporation, a Delaware corporation ("Bay View"), and Great Lakes, Great Lakes plans to merge with and into Bay View (the "Merger").

     I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $.01 per share, of Bay View ("Bay View Common Stock") in exchange for shares of common stock, $.001 par value per share, of Great Lakes ("Great Lakes Common Stock").

     I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bay View Common Stock, to the extent I felt necessary, with my counsel or counsel for Great Lakes.

     I represent, warrant and covenant with and to Bay View with respect to the shares of Bay View Common Stock I receive as a result of the Merger as follows:

     I shall not make any sale, transfer or other disposition of such shares of Bay View Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Bay View or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the

Bay View Capital Corporation
Page 2
_____________, 2006

registration requirements of, or is otherwise exempt from registration under, the Securities Act.

     I understand that Bay View is under no obligation to register the sale, transfer or other disposition of shares of Bay View Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     I understand that stop transfer instructions will be given to Bay View's transfer agent with respect to shares of Bay View Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued as a result of the merger of Great Lakes Bancorp, Inc. with Bay View Capital Corporation, on _______ __, 2006 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Bay View Capital Corporation, a copy of which agreement is on file at the principal offices of Bay View Capital Corporation."

     I understand that, unless transfer by me of the Bay View Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Bay View reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Great Lakes Bancorp, Inc. with Bay View Capital Corporation on ________, 2006 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Bay View (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and

Bay View Capital Corporation
Page 3
_____________, 2006


substance reasonably satisfactory to Bay View, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Bay View that the Bay View Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

     I further understand and agree that the provisions of Rule 145 shall apply to all shares of Bay View Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger.

     By acceptance hereof, Bay View agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to file timely such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Bay View Common Stock issued to me in the Merger.

     It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

Bay View Capital Corporation
Page 4
_____________, 2006


     Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Great Lakes as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

                                       Very truly yours,


                                       ________________________________
                                       Name:



Acknowledged this ____ day of ____________, 2006.

BAY VIEW CAPITAL CORPORATION

By: ______________________________________
[name]
[title]

                                                                         ANNEX B
                                                                         -------

                          FORM OF GLB VOTING AGREEMENT


                                October 26, 2005



Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, NY  14214

Bay View Capital Corporation
1840 Gateway Drive
San Mateo, CA  94404

Ladies and Gentlemen:

     Bay View Capital Corporation ("Bay View") and Great Lakes Bancorp, Inc. ("Great Lakes") are entering into an Agreement and Plan of Merger dated as of October 26, 2005 (the "Agreement"), being executed contemporaneously with this Letter Agreement, whereby Great Lakes will merge with and into Bay View (the "Merger") and shareholders of Great Lakes will receive 1.0873 shares of Bay View common stock for each share of Great Lakes common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

     Intending to be legally bound hereby, I irrevocably agree and represent as follows:

     (a) I agree to vote or cause to be voted (i) for approval and adoption of the Agreement and the transactions contemplated thereby and (ii) against any other Acquisition Proposal (as defined in the Agreement), all shares of Great Lakes common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of Great Lakes common stock over which I share voting power to be voted (i) for approval and adoption of the Agreement and the transactions contemplated thereby and (ii) against any other Acquisition Proposal (as defined in the Agreement). Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934.

     (b) During the term of this Letter Agreement, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Great Lakes common stock over which I have sole or shared voting power and beneficial

Great Lakes Bancorp, Inc.
Bay View Capital Corporation
Page 2
October 26, 2005

ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

     (c) I have sole or shared beneficial ownership over the number of shares of Great Lakes common stock, and hold stock options for the number of shares of Great Lakes common stock, if any, set forth below opposite my name below.

     (d) I agree that Great Lakes shall not be bound by any attempted sale of any shares of Great Lakes common stock over which I have sole voting power, and Great Lakes' transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

     (e) I agree that, if I exercise any options to purchase common stock, I will not sell any of the shares of Great Lakes common stock so acquired except as part of a cashless exercise transaction from the date of such exercise until the Effective Time.

     (f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     (g) I may transfer any or all of the shares of Great Lakes common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Bay View an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of Great Lakes Common Stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

     I am signing this Letter Agreement solely in my capacity as a shareholder of Great Lakes, and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of Great Lakes or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Great Lakes common stock and
(b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Great Lakes'

Great Lakes Bancorp, Inc.
Bay View Capital Corporation
Page 3
October 26, 2005


Board of Directors or as an officer of Great Lakes, acting in my capacity as a director, officer or fiduciary of Great Lakes or as fiduciary of any trust of which I am not a beneficiary.

     I agree that my obligations under this Letter Agreement shall apply whether or not the Board of Directors of Great Lakes (i) withdraws, modifies or fails to make a recommendation to the stockholders of Great Lakes to vote in favor of the Agreement and the transactions contemplated thereby or (ii) recommends any other Acquisition Proposal.

     This Letter Agreement shall be effective upon acceptance by Bay View.

     This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, and (b) the date which is twelve months following any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Bay View's rights arising out of my willful breach of any covenant or representation contained herein.

                                     Very truly yours,


                                     [Name]

Number of Shares, and Shares Subject to Stock Options, Held:

Shares:_____________________        [_______ shares held individually]

Options:  ___________________


Acknowledged and Agreed:

GREAT LAKES BANCORP, INC.                BAY VIEW CAPITAL CORPORATION


By:___________________________________   By:___________________________________
   Andrew W. Dorn, Jr.,                     Charles G. Cooper,
   President and Chief Executive            President and Chief Executive
   Officer                                  Officer

                                                                         ANNEX C
                                                                         -------


Proposed Amendments to Bay View Capital Corporation Certificate of Incorporation
--------------------------------------------------------------------------------

     1. The following underscored language would be added at beginning of the first sentence of Section 4 of the Certificate of Incorporation:

         "Subject to Section 5 of the Certificate of Incorporation, stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws."

     2. The following Section 5 would be added to the Certificate of
Incorporation:

"Section 5. Transfer Restrictions

     (a) Certain Definitions. As used in this Section 5, the following terms have the following respective meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, if any shall hereafter be authorized and issued by the Corporation, (iii) warrants, rights, or options within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations to purchase stock of the Corporation and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Section 1.382-2T(f)(18) of the Treasury Regulations.

     "Five-Percent Stockholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Section 1.382-2T(g)(1) of the Treasury Regulations.

     "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Section 1.382-2T(g), (h), (j) and (k) of the Treasury Regulations.

     "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

     "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited under this Section 5.

     "Restriction Release Date" means the earlier of the repeal of Section 382 of the Code" and any comparable successor provision ("Section 382"), or the beginning of a taxable year of the Corporation or any successor thereto to which no Tax Benefits may be carried forward or three years following __________, 2006.

     "Section 1.382-2T of the Treasury Regulations" means the temporary income tax regulations promulgated under Section 382 of the Code, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

     "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in-loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

     "Transfer" means any direct or indirect, including, by merger or operation of law, sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation or the exercise by an employee, officer or director of the Corporation of any option to purchase Corporation Securities issued pursuant to a stock option plan of the Corporation.

     (b) Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer or any series of Transfers of which such Transfer is a part, either (1) any Person or group of Persons shall become a Five-Percent Stockholder or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Stockholder shall increase.

     (c) Certain Exceptions. The restrictions set forth in paragraph (b) of this
Section 5 shall not apply to an attempted Transfer if (1) the transferor or the transferee obtains the approval of the Board of Directors of the Corporation, which approval may be granted or denied in the Board of Directors' sole discretion, (2) the Board of Directors, as evidenced by a written resolution, waives all restrictions on Transfer set forth in this Section 5 with respect to all Transfers in which case all Transfers from and after the date of such resolution described in this clause (2) shall not be subject to the restrictions on Transfer set forth in this Section 5 or (3) in the case of a transferor that is an individual who immediately before the Transfer is a Five-Percent Stockholder, to the extent, and only to the extent, that, after applying Section 1.382-2T(c)(1) of the Treasury Regulations, the attempted Transfer shall not result in an overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately after the attempted Transfer that is greater than the overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately before the attempted Transfer. As a condition to granting its approval, the Board of Directors may, in its discretion, require, at the expense of the transferor or the transferee, an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

     (d) Treatment of Excess Securities.

          (i) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

          (ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Section 5 if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:

               (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

               (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and

               (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code ("Section 501(c)(3)") selected by the Board of Directors, provided, however, that if the Excess Securities, including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales, represent a 5 percent or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99 Percentage Stock Ownership interest in such class shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5 inure to the benefit of the Corporation.

          (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 business days from the date on which the Corporation makes a demand pursuant to paragraph
(d)(ii) of this Section 5, then the Corporation shall institute legal proceedings to compel the surrender.

          (v) The Corporation shall make the demand described in paragraph
(d)(ii) of this Section 5 within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Section 5 shall apply nonetheless.

     (e) Bylaws, Legends, etc.

          (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Section 5.

          (ii) All certificates representing Corporation Securities issued after the effectiveness of this Section 5 shall bear a conspicuous legend as follows:

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
               THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

          (iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to enforce compliance with this Section 5, including, without limitation,

               (1)  the identification of Five-Percent Stockholders,

               (2)  whether a Transfer is a Prohibited Transfer,

               (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder,

               (4)  whether an instrument constitutes Corporation Securities,

               (5) the amount or fair market value due to a Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5,

               (6) whether to accelerate or extend the Restriction Release Date; and

               (7) any other matters that the Board of Directors determines to be relevant.

     The good faith determination of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Section 5."

     (f) NYSE Transactions. Nothing in this Section 5 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Section 5 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 5 with respect to Prohibited Transfers.


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
                                                                         ANNEX D
                                                                         -------

            Proposed Amendments to Great Lakes Bancorp, Inc. Bylaws
            -------------------------------------------------------

1.       The following provision would be added as a new section (section 6) to
Article V of GLB's Bylaws:

"Section 6. Legends on Certificate. So long as the restrictions set forth in
Section 5 of the Corporation's Certificate of Incorporation shall not have lapsed, all share certificates representing shares of capital stock of the Corporation issued after the effective date of this Section 6 shall bear a conspicuous legend as follows:

          'THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

2.       The following provision would be added as a new section (section 7) to
Article V of GLB's Bylaws:

"Section 7.  Stockholder Disclosure and Ownership Procedures.

     Section 7.1. Purpose. To preserve important characteristics of the Corporation for federal income tax purposes and to facilitate communication among the Corporation and its stockholders, these disclosure procedures and ownership procedures shall apply to all holders and Beneficial Owners of the Corporation's shares of outstanding Shares.

     Section 7.2. Definitions. As used in this Section 7, the following definitions shall apply:

          (a) "Beneficial Ownership" shall generally be deemed to be held by a person to whom the economic value of Shares ultimately inures and who has the power directly or indirectly to dispose of the subject Shares and shall be interpreted in a manner consistent with the use of "ownership" including "constructive ownership" under Section 382 of the Internal Revenue Code of 1986, as amended and any successor provisions thereto (the "Code"). Broker-dealers and investment advisers holding shares solely as nominee for clients in the ordinary course and the Depository Trust Company generally shall not be deemed to hold Beneficial Ownership.

          (b) "Initiation Date" means the date Shares are first issued by the Corporation.

     Section 7.3. Disclosure Procedures. Pursuant to Section 5(e)(i) of the Certificate of Incorporation and the general authority of the Corporation's Board of Directors, any Person who purports to acquire Beneficial Ownership of Excess Securities (as defined in Section 5 of the Certificate of Incorporation) shall forthwith give written notice of such event to the Corporation.



                                      D-2